Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 19, 2015, with respect to the balance sheet of Acelity Holdings, Inc., in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-206574) and related Prospectus of Acelity Holdings, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Antonio, Texas

October 7, 2015